Exhibit 8.1
Nelson Mullins Riley & Scarborough LLP
Attorneys and Counselors at Law
Atlantic Station / 201 17th Street, NW / Suite 1700 /
Atlanta, GA 30363
Tel: 404.322.6000 Fax: 404.322.6050
www.nelsonmullins.com
January 29, 2009
Roberts Realty Investors, Inc.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
Ladies and Gentlemen:
     We have acted as counsel to Roberts Realty Investors, Inc., a Georgia corporation (the “Company”), in connection with the Company’s post-effective amendment to its registration statement on Form S-3 (No. 333-82453) (the “Registration Statement”), filed on January 29, 2009 with the Securities and Exchange Commission pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to 2,595,078 shares of the Company’s common stock, par value $0.01 per share. You have requested our opinion, as special tax counsel to the Company) and Roberts Properties Residential, L.P. (the “Operating Partnership”) concerning the statements in the Prospectus (the “Prospectus”) included in the Registration Statement under the caption “Material United States Federal Income Tax Considerations.”
     This opinion letter is based on various facts and assumptions, and is conditioned upon certain representations made by the Company as to factual matters through a certificate of an officer of the Company (the “Officer’s Certificate”). In addition, this opinion letter is based upon the factual representations of the Company concerning its business, organizational structure, operating procedures, activities, assets and governing documents as set forth in the Prospectus.
     In our capacity as counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion letter. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion letter, we have not made an independent investigation, or audit of the facts set forth in the above-referenced documents or in the Officer’s Certificate. In addition, in rendering this opinion letter, we have assumed the truth and accuracy of all representations and statements made to us that are qualified as to knowledge or belief, without regard to such qualification.
     We are of the following opinion, assuming (a) that current statutory, regulatory, administrative and judicial law is applied; (b) that the activities of the Company and the Operating Partnership have been, are and will be as described in the Registration Statement; and (c) that the Operating Partnership
Atlanta • Boston • Charleston • Charlotte • Columbia • Greenville • Myrtle Beach • Raleigh • Washington, DC • Winston-Salem

Roberts Realty Investors, Inc.
January 29, 2009

and each of its non-corporate subsidiaries, has not and will not file an election or take any other affirmative action to cause such entity to be classified as an association for federal income tax purposes.
     We are opining herein only as to the effect of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.
     Based on such facts, assumptions and representations and subject to the limitations set forth in the Prospectus, it is our opinion that the statements in the Prospectus under the caption “Material United States Federal Income Tax Considerations,” insofar as they purport to summarize certain provisions of the statutes or regulations referred to therein, are accurate summaries in all material respects.
     No opinion is expressed as to any matter not discussed in this opinion letter.
     This opinion letter is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion letter after the date hereof. This opinion letter is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations described above, including in the Prospectus or the Officer’s Certificate, may affect the conclusions stated in this opinion letter. Moreover, the Company’s qualification and taxation as a real estate investment trust depends upon the Company’s ability to meet the various qualification tests imposed under the Internal Revenue Code of 1986, as amended, including through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Nelson Mullins Riley & Scarborough, LLP. Accordingly, no assurance can be given that the actual results of the Company’s operation in any taxable year will satisfy such requirements.
     This opinion letter is furnished to you, and is for your use in connection with the matters set forth in the Prospectus upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion letter may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion letter may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.
     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules or regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP Nelson Mullins Riley & Scarborough LLP